UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 14, 2008
(Date of Earliest Event Reported)

On Assignment, Inc. (Exact Name of Registrant as Specified in Its Charter)

Delaware	000-20540	95-4023433
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

26651 West Agoura Road, Calabasas, California		91302
(Address of Principal Executive Offices)		(Zip Code)

(818) 878-7900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the termination of Mr. Shawn Mohr’s employment, disclosed under Item 5.02 of the Form 8-K filed on November 27, 2007, and with the approval of the Compensation Committee of the Board of Directors (the “Committee”), On Assignment, Inc. (the “Company”) and Mr. Mohr entered into a Separation Agreement dated January 14, 2008 (the “Effective Date”).  The Separation Agreement entitles Mr. Mohr to the following payments (the “Severance”): (i) continuation of his salary at an annualized rate of $288,750 through December 31, 2008, (ii) a lump-sum payment of $57,750 in lieu of any bonus that may have become payable under a bonus plan in respect of services provided during 2007, absent Mohr’s termination of employment; (iii) a lump-sum payment of $15,348.93 in lieu of the continuation of Company-subsidized healthcare insurance benefits; and (iv) an additional payment of $231,000, payable in substantially equal installments on the Company’s generally applicable 2009 payroll dates, subject to the terms and conditions set forth in the Separation Agreement.  The Severance payments described in clauses (i) and (iv) above will be discontinued prior to December 31, 2008 and/or December 31, 2009, respectively, in the event that Mr. Mohr furnishes services to a third party as a senior executive prior to either such date.  Mr. Mohr’s unvested stock options and unvested restricted stock units terminated in connection with his termination of employment.  Additionally, on the Effective Date, Mr. Mohr’s vested Company stock options converted into an equivalent number of fully vested and exercisable, cash-settled stock appreciation rights (“SARs”) at the same exercise price and otherwise on substantially the same terms and conditions as those applicable to the vested stock options so converted into SARs.  The Severance payments are contingent upon Mr. Mohr’s execution of a general release of claims against the Company and its affiliates, as well as his continued compliance with certain covenants relating to non-solicitation of the Company’s clients and employees, protection of the Company’s confidential information and trade secrets, and non-disparagement of the Company and its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: January 17, 2008	By:	/s/ James Brill
		Name:	James Brill
		Title:	Sr. Vice President, Finance and
Chief Financial Officer